EXHIBIT 99.1

FAT Brands Inc. Announces Pricing of $350 Million Whole Business Securitization Transaction

Proceeds to Finance Acquisition of Global Franchise Group

Los Angeles, CA, July 1, 2021 – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT), a leading global franchising company and parent company of iconic brands including Fatburger, Johnny Rockets, and seven other restaurant concepts, today announced that it has priced an offering of $350,000,000 principal amount of FGFG Series 2021-1 Fixed Rate Asset-Backed Notes (the “Notes”). This transaction has been structured as a whole business securitization transaction through FAT Brands GFG Royalty I, LLC (“FAT GFG Royalty” or the “Issuer”). The transaction is FAT Brands’ fourth successful securitization and the largest to date. The proceeds from this transaction will be used to finance the acquisition of Global Franchise Group from Serruya Private Equity, Inc. and Lion Capital LLP in a transaction announced on June 28, 2021. The notes were priced with a weighted average fixed interest rate of 6.81% per annum.

Closing Date	Class	Seniority	Principal Balance	Coupon	Weighted Average Life (Years)	Non-Call Period (Months)	Anticipated Call Date	Final Legal Maturity Date
7/22/2021	A-2	Senior	$209,000,000	6.00%	2.01	6	7/25/2023	7/25/2051
7/22/2021	B-2	Senior Subordinated	$84,000,000	7.00%	2.01	6	7/25/2023	7/25/2051
7/22/2021	M-2	Subordinated	$57,000,000	9.50%	2.01	6	7/25/2023	7/25/2051

Andy Wiederhorn, President and CEO of FAT Brands, commented, “We are very proud to announce the pricing of the FAT GFG Series 2021-1 whole business securitization. This transaction represents our largest to date and was driven by very strong investor demand for this issuance as well as great execution by Jefferies as sole underwriter. This transaction enables FAT Brands to complete the transformative acquisition of Global Franchise Group.”

Wiederhorn continued, “This acquisition finance issuance gives us ample time to implement our strategy of incorporating the GFG brands into the FAT Brands portfolio and reaching our projected combined EBITDA targets prior to refinancing We continue to see opportunities to acquire new brands while maintaining our asset-light business model as the US and the rest of the world emerge from the pandemic. Utilizing our securitization facilities in combination with our public equities allows us to have both a certainty of execution as well as the ability to move quickly if and when the right acquisition opportunities present themselves.”

Jefferies LLC acted as structuring agent and sole bookrunner. Legal advisors to this transaction were Katten Muchin Rosenman LLP for FAT Brands, and DLA Piper LLP for Jefferies LLC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands Inc. (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns nine restaurant brands: Fatburger, Johnny Rockets, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises approximately 700 units worldwide. For more information, please visit www.fatbrands.com.

About Global Franchise Group, LLC

Global Franchise Group, LLC is a strategic brand management company with a mission of championing franchise brands and the people who build them. The company builds great brands that connect people with craveable products and memorable experiences. GFG currently supports more than 1,400 franchised and corporate stores in 16 countries across five quick service restaurant concepts: Round Table Pizza, Great American Cookies, Hot Dog on a Stick, Marble Slab Creamery and Pretzelmaker. Global Franchise Group, LLC is being acquired by FAT Brands from Serruya Private Equity, Inc. and Lion Capital LLP.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the ability of FAT Brands Inc. (the “Company” or “our”) to complete the acquisition of Global Franchise Group (“GFG”), the future financial performance and growth of the Company following the acquisition of GFG, and the Company’s ability to conduct future accretive and successful acquisitions. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, the Company’s ability to successfully integrate and exploit the synergies of the GFG acquisition, the Company’s ability to grow and expand revenues and earnings following the acquisition, and uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic. These risks, uncertainties and contingencies are difficult to predict and beyond our control, and could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks, uncertainties and contingencies. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Investor Relations:

ICR

Ashley DeSimone

IR-FATBrands@icrinc.com

646-677-1827

Media Relations:

JConnelly

Erin Mandzik

emandzik@jconnelly.com

862-246-9911

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